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                                                                     EXHIBIT 11

                             EMPLOYMENT AGREEMENT

  This Agreement is made as of 3/22/96 by and between Orchard Supply Hardware Stores Corporation and Dale D. Ward with reference to the following facts:

1. EMPLOYMENT

  Effective 4/8/96 the Company employs Dale D. Ward as Executive Vice President and Chief Operating Officer. He shall report to and perform such duties and functions as shall be specified by the Chief Executive Officer (President) of the Company.

2. COMPENSATION

    a. Base Salary: Executive will be paid a base salary of Two Hundred Twenty thousand dollars ($220,000) per year. Executive's base salary will be reviewed at least annually and may be modified at the discretion of the Board of Directors of the Company. The base salary can be reduced only in the event of an across the board decrease in salary of the upper level management of the Company.

    b. Executive shall be eligible to participate in Orchard's Executive Incentive Compensation Plan, subject to the terms and conditions of the Plan, at a level of 30% of annual base compensation. 1996 (first year) participation will be prorated reflecting number of months employed.

3. BENEFITS

    a. Executive shall be entitled to such fringe benefits and perquisites as are generally made available to executives of the Company or as may be granted specifically to Executive. Present fringe benefits include:
  Automobile or Allowance, Health Insurance, Group Life Insurance, Vacation, Sick Leave.

    b. Executive will be granted 10,000 stock options at the time the Orchard Supply Hardware Board of Directors generally makes them available at the market price on date of issuance.

    c. The Company reserves the rights to change, modify or eliminate any fringe benefits or perquisites, at its sole discretion, during the term of this Agreement.

4. TERMINATION

    a. FOR CAUSE. This Agreement may be terminated by the Company "for cause" if the Company determines that Executive has committed a material violation of the Company's policies.

  In the event of a "for cause" termination, all obligations of the Company under this Agreement shall cease as of the date of the Executive's termination.

    b. WITHOUT CAUSE. During the first full year of employment or after the first full year of employment and in the event of a "without cause" termination, the Company shall continue to pay Executive's base salary (but not fringe benefits or perquisites or other compensation such as Executive Incentive Compensation) for a period of twelve (12) months from the date of termination. The Company shall pay Executive severance pay equal to twelve
  (12) months base salary to be paid over a twelve (12) month period by Company pay periods in equal installments.

5. TERM OF AGREEMENT

    This agreement will renew automatically annually unless both Company and Executive agree, in writing, to terminate it at least thirty (30) days prior to its renewal date.
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6. MISCELLANEOUS

    a. This Agreement sets forth the entire agreement between the parties with respect to this subject matter. All agreements, covenants, representations or warranties, express or implied, of the parties with regard to this subject matter are contained in the Agreement, and in the Documents referred to or implementing its provisions. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made outside of this Agreement. All prior and contemporaneous conversations, negotiations, possible and alleged agreements and representations, covenants and warranties with respect to the subject matter are waived, merged and superseded by this Agreement.

  b. This Agreement is executed and delivered in the State of California and shall be construed and enforced in accordance with the laws and decisions of said State.

7. VOLUNTARY AGREEMENT

  The parties agree, represent and declare that they have carefully read this Agreement, know the contents of this Agreement, and that they sign this Agreement freely and voluntarily.

Signatures:

               3-24-96                    /s/ Dale D. Ward
_____________________________________     _____________________________________
Dated                                     Dale D. Ward

               3-28-96                    /s/ Maynard Jenkins, CEO
_____________________________________     _____________________________________
Dated                                     Maynard Jenkins, CEO

3/20/96 cmj


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